SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$109,685
Class B	$1,283
Class C	$1,395
Class F	$1,691
Total	$114,054
Class 529-A	$1,252
Class 529-B	$73
Class 529-C	$159
Class 529-E	$57
Class 529-F	$83
Class R-1	$34
Class R-2	$841
Class R-3	$925
Class R-4	$307
Class R-5	$1,592
Total	$5,323

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3112
Class B	$0.1018
Class C	$0.1276
Class F	$0.3311
Class 529-A	$0.3323
Class 529-B	$0.0872
Class 529-C	$0.0934
Class 529-E	$0.2401
Class 529-F	$0.2991
Class R-1	$0.1554
Class R-2	$0.1610
Class R-3	$0.2592
Class R-4	$0.3485
Class R-5	$0.4152

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	360,800
Class B	13,610
Class C	13,671
Class F	7,306
Total	395,387
Class 529-A	5,134
Class 529-B	1,001
Class 529-C	2,264
Class 529-E	334
Class 529-F	359
Class R-1	363
Class R-2	7,578
Class R-3	5,455
Class R-4	1,919
Class R-5	4,078
Total	28,485

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$34.77
Class B	$33.59
Class C	$33.45
Class F	$34.58
Class 529-A	$34.68
Class 529-B	$33.93
Class 529-C	$33.94
Class 529-E	$34.42
Class 529-F	$34.64
Class R-1	$34.07
Class R-2	$34.09
Class R-3	$34.39
Class R-4	$34.68
Class R-5	$34.93